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REMARKS FROM LUENEN

November 19, 2010

Tim Sullivan:

Guten Tag and Welcome. We’re pleased to be here today. We’re obviously following up on the very important and world changing news that was announced on Monday morning in Chicago in the United States, and that is the acquisition of Bucyrus by Caterpillar. Let me give you some background as to how that decision transpired and how the transaction transpired. Our company was not for sale. As you know we were growing rapidly. On a national basis in the United States our company was the ninth fastest, or is the ninth fastest growing US company in 2010. So obviously we felt that the strength of our market, the strength of our company was going to continue to grow as we moved through 2010 and in years to come. I was approached 2 months ago by the new Chairman and CEO of Caterpillar, Doug Oberhelman. And Mr. Oberhelman approached me and he said, “You know, the world is getting very small, competition is increasing and we see the ability of our two companies to come together and form a much larger machinery enterprise that would be second to none anywhere in the world.” If you look at the Bucyrus product line we have, as you know, the broadest and most comprehensive mining machinery product line in the world. We are 130 year old company and as I mentioned already, growing very rapidly. Caterpillar is an 85 year old company and the largest machinery company in the world but did not really have a very large entrance or presence beyond the mining truck product line in the mining industry. Doug’s vision was that bringing the two companies together, we would form by far the strongest, largest, most formidable machinery company in the world that would set us up for the 21st century and beyond. Obviously, our Board of Directors took that request seriously and over the last couple of months we’ve had ongoing discussions which culminated into a definitive contract on Sunday this past weekend and therefore it was announced on Monday. Now what does that mean for you here at Luenen? Well, it means nothing but good in my opinion. As we look at the markets that we serve around the world, to be part of a larger entity with more strength, more capability, it certainly enhances our ability to not only increase our market share but also expand the types of products that we’re looking to develop as we move forward. Many of you are aware of the fact that we are very strong in long wall coal mining. Obviously we have been very successful in our long history here in Luenen. We are also developing a hard rock group of machinery that we want to introduce into the marketplace. They are different than our current product offering here in Luenen. And when I looked at the long term future of the products that would be built here in Luenen as we move into more hard rock type applications in addition to only coal, we saw that that partnership with Caterpillar would provide us with a much stronger market entrance and market presence. Additionally, as you know in most long wall mines, there is also development work that’s done, primarily by our room and pillar products. We have not been very successful in selling our room and pillar products but we have been improving our market share recently. These, as you know, are smaller, independent units that are easily purchased in small lots, but multiple units are sold annually. We felt that with the Caterpillar distribution network and the strength of the Caterpillar distribution network that by coupling that distribution with our room and pillar products which are worked and used in development of long walls that would also enhance our market share and entrance in long wall products as we move forward. The other thing that we looked at that was very important when you bring two companies together, the two companies have to share a vision, they have to share a culture, they have to share the fact that they are able to work together very effectively going forward. We felt that of all the companies that we could partner with, Caterpillar was by far the first choice. We share a common vision, we share a common approach to our customers, and I think that combination was very very strong. Especially since we think that there will be additional combinations of machinery companies as we move forward in the 21st Century. As you know, the companies that we sell to every single day continue to consolidate: BHP Billiton, Rio Tinto, Anglo, Xstrata, Vale, they continue to consolidate and get larger. As they get larger they are looking for machinery companies to increase in size, increase in capability to be able to serve them in the many markets where they mine products. We felt that it was inevitable that we would join together with some company, and the choices are not many and the cultures are very different. Again, we looked at this as the optimum combination for our company. We saw this as the long term solution for the people that work for our company and let me talk about that in particular because that was of great importance to our Board of Directors. When two companies join, obviously there is a price negotiation but price is fairly well based on what the true market value of a company is and that was never really in question in our discussions with Caterpillar. What was in question in talking with Caterpillar was bringing together the people and making sure that we could effectively work together. It was making sure that we would be able to continue to serve our stakeholders, our suppliers and our customers and we felt that all those things were going to be met with this combination with Caterpillar. Caterpillar offered up many things to us, some of which we will pursue. They offered up to maintain their global headquarters in Milwaukee, Wisconsin. That was important for us from a cultural standpoint. We have been based in Milwaukee, Wisconsin for over 100 years. Secondarily, they offered to maintain whatever brand we felt we needed to have on our products, primarily to maintain the long, over 100 year heritage and history of our company. And we may do that, we will decide that in the near term. But I think what’s also interesting when we looked at this acquisition is that would this be the final acquisition? Would this be the last joining together of two companies? If I look at your operations here in Luenen, I think Bucyrus was either the 5th or 6th owner of this facility and the products that are made here. We were in Denison, Texas on Tuesday. Bucyrus was the 7th owner of that facility. And then I look at O&K where we were this morning, the Dortmund facility. There’s been several ownerships of that company. And by looking at Caterpillar’s offer to buy our company, we felt that this would bring basically an end to the ownership position that you, as employees, would have to endure. Because we know that whenever there is a purchase of a company it creates consternation, it creates worry, you don’t know what’s coming. You don’t what changes will be put in place. And we wanted to make sure that if we were going to do something as a company, we wanted this to be the last move. And I can almost tell you with great certainty, these two combined companies now being the largest machinery company in the world, revenues that will exceed, in the near term over 50 billion dollars, that this is likely and almost for certain, the last time that someone will be standing in front of you to tell you that yes, there is yet another change to the ownership of the company. This is your company. You make it successful, and we want to make sure that we have some of that longevity going forward, some of that stability and more importantly, strong market viability for the long term. I don’t think really, that you have anything to worry about here. I think it’s something that we want to make sure that we enhance and grow. You’re going to hear stories as we talk today about the fact that this is a growth story. This is not about a combination to improve costs and the basis for costs. These will be achieved through other synergies, not by head count reduction but actually through systems synergies.

I’m going to introduce to you two gentlemen that are with me today. And when they’re done speaking, we will open it up to questions and answers and answer any questions you might have about this transaction, but I have Group President, Steve Wunning with us here from Caterpillar. Steve’s ultimate responsibilities including machinery is the mining machinery within the Caterpillar group and Steve will have ultimate responsibility for this enterprise going forward. And we have Chris Curfman. We’ve known Chris for a long time because Chris has been managing the mining products for Caterpillar for over 10 years and Chris will be integrally involved in the Caterpillar products and the combination of the company as we move forward so I want to ask them to say a few words and then we’ll turn it over to questions and answers. Steve?

Steve Wunning:

Good afternoon everybody. It is really my absolute pleasure to meet with you today. On behalf of all of Caterpillar, we are incredibly excited about the combination of Caterpillar with Bucyrus. Maybe before I get too far in to my remarks, maybe I ought to just give you a little bit of background about Caterpillar. I’m sure many of you have heard the name Caterpillar but let me talk to you a little bit about the company. You know, we manufacturer a lot of different types of machines, from very, very small skid steer loaders and mini excavators that can be used in lawn and garden and landscaping, to very, very big machines, our large mining trucks, 400 ton trucks that Bucyrus’ hydraulic shovels load. We also manufacture a lot of engines from very small diesel engines that can be this size to very very large diesel engines that would be bigger than this platform that we’re speaking on today. In fact, our largest engines are actually manufactured at MAK in Kiel, Germany. We are a little bit larger than Bucyrus, we’ve got 100,000 employees all over the world. We have manufacturing operations throughout the world. We have a number of plants in Europe. We’ve got operations in France and in Belgium and in the UK. I’ve already mentioned Germany. But the thing that I really want to stress is there there’s a lot of similarities between Caterpillar and Bucyrus. First of all, we both have a long heritage of excellence. Tim mentioned that Caterpillar has been around for over 85 years and Bucyrus has been around for 130 years. So these are two companies that have been around for a long time and the reason they’ve been able to be around for so long is that they’ve had the financial stability and the competitive advantages to serve in the markets for decades and decades and decades. We both have great brands. The Bucyrus brand and the Caterpillar brand are recognized throughout the world. And the brand recognition is unprecedented. Our two companies also have got a very strong work ethic as demonstrated within your plant here at Luenen. Is that our people work very hard and they’re very dedicated to the customer. And when the customer wins, Caterpillar and Bucyrus win and our people win. You know we are a larger company but our cultures are very very similar to one another. In fact, we, our company is very much like a family. When our employees join Caterpillar, they generally start at Caterpillar right out of school and they stay with Caterpillar until they retire. I’ve been at Caterpillar for 37 years, and I’m not unusual. We have given many many 50 year pins to our employees. We’ve given several 55 year pins and last year we gave a 60 year pin to one of our employees. He works in one of our plants in the Illinois. We also a lot like a family, members of our own families work at Caterpillar. For example, my brother works at Caterpillar. Chris Curfman’s father worked at Caterpillar, and Chris’ dad worked at Caterpillar for over 40 years. And very often when you talk to a Caterpillar employee, they talk about their father working at Cat, their grandfather working at Caterpillar, and very very often it’s third and fourth generation working for the company. Our employees like to work at Caterpillar, that’s why they stay with the company so long. That’s why they recommend to their friends and neighbors and family members to come to work at Caterpillar. And what I want to do is to welcome you to the Caterpillar family. I want our two families to join together because we are very very similar. The things that we stress are the things that you stress. We stress safety. It’s incredibly important to us that our plants and factories and offices are safe, just as it is for Bucyrus. We stress product quality. Quality is the heritage of our company, it’s our history, but product quality is also our future. The same is true for Bucyrus. Employee engagement is very very important. It’s important to us that our employees want to work for Caterpillar. We pay very competitive wages and have competitive benefits. But what’s more, our employees like working at our company. And that’s very important to us as well. You might be asking why did we combine, why are we combining our two companies? And the simple answer to this is that we are convinced that we will be stronger together than either company would be individually. The combining of Caterpillar with Bucyrus is all about growth. As Tim mentioned, the mining companies want strong suppliers. They want fewer suppliers. And by being able to combine our two companies, we can become a one stop shop to the mining companies and they can rely upon us more than ever before for we can become their strategic long term partners. We will be able to offer the broadest product line in the industry. We’ll have an extremely broad product line. What we’re able to do is combine your strengths where we are weak and we’ll be able to combine our strengths where you may not be as strong. And this combination is clearly where one plus one equals much more than two. When we came to Luenen today, we had a meeting just before this meeting and we met with Dr. Gessner and Dr. Paschedag and Dr. Stadelhoefer and they talked to us about many things and gave us many suggestions. And they talked about things such as we need to support the plant. We need to invest in the Luenen plant. They talked about things such as we need to train the younger people to make them stronger employees. They talked about things in terms of protecting our know-how. They talked about things such as having the long wall hub of the world here in Germany. All of these ideas and concepts make perfect sense to me. And what we need to do is to listen to you because what we want to do is build upon your ideas and the ideas that we heard today make a lot of sense. And in principal, we will proceed with those. This merger is about growth. Now we have signed the agreements on Sunday. It will take several months to get approval throughout the world for the various countries that we do business in. And we’ll be closing probably the agreements, Tim, I would guess in the next six to nine months. Probably middle of 2011. But what’s important, we can’t do too much now other than just plan, but once we close we want to hit the ground running and begin to execute together as a cohesive team. And what I’d like to do is ask Chris Curfman to speak to you about the growth opportunities that we see as a combined organization of Caterpillar and Bucyrus. Thank you.

Chris Curfman:

Good morning. My name is Chris Curfman and I’m in charge of our worldwide mining company. Together with Tim and Bucyrus now we will represent a mining division with over 11 billion dollars in sales per year. I can’t tell you how proud I am to be here. This is my first visit here, and I’m amazed at the size of the equipment and excited about the opportunity to go out with our customers and our dealers and our employees and talk about Bucyrus and about the underground coal opportunities. Over the past four or five days, we’ve been traveling all around the world meeting with customers and with employees talking about this relationship and I can tell you that everybody is very very excited. The customers, the dealers, and our employees are extremely excited and proud to be part of this organization. As Tim had mentioned and Steve mentioned, we have tremendous growth opportunities. Today we are selling to many of the same customers, although we only represent underground hard rock products at Caterpillar, we now have an opportunity to cover a broader product range as we go forward. And over the next six to nine months, we’ll be doing a lot of listening and learning about your business because this is all new to us. Caterpillar Mining has been in the coal business for many many years. 50% of our sales today are in coal. None of that is in underground coal so this is all new. Our relationship now with you, with your underground coal expertise, is going to help open up a lot of doors with new customers so we can grow both our businesses. It’ll also grow our ability to provide more product support. Now the way we work at Caterpillar Global Mining is we focus on quality and reliability. We focus on safety, as Steve talked about, and on training our people. You’re simply only as effective as your people so we spend a great deal of time with training our people and making sure that they have the most expertise in the industry because that’s what our customers expect. I’m very excited to be here in Luenen and I’m very excited to see the technology that’s available here because technology is going to be the differentiator going forward in the mining industry both underground and above surface. The key way we operate in mining is very simple, we’re very open, very seamless and very transparent with all of our people. We ask a lot of questions and we like to listen and learn. And our commitment to you is that we will do that and over communicate as we get to know each other. Our job is very simple; we need to sell more product, make more money so that we can all gain from this growth opportunity. Our Caterpillar dealers are positioned around the world, all 175, to help assist sell and product support customers in underground coal and surface. And again our customers expect us in underground or in surface to be the low cost producer with the highest quality in the world. And that’s the commitment we will make to them and we make to you as we go forward. Thank You very much. I’d like to ask Guido Schawohl to come up and help us with the questions. Thank you Guido. Thank You.

Guido Schawohl:

Good afternoon ladies and gentleman. Dear colleagues this is now the Q and A, thanks first of all to the 3 gentlemen on stage for their statements. We have already been given quite a lot of interesting information regarding the acquisition, but I’m sure that some of you have unanswered questions. So please feel free to use the next 25 minutes for Q and A. It’s your opportunity. I’m sure that some of you may feel a bit intimidated to speak in front of such a large group. But it’s really a once in a lifetime opportunity. We have decision makers here on stage and they are ready to answer your questions and they have purposefully traveled here to be available for you so please don’t be shy, use the opportunity and ask. If you have a question please get up so we can see you more easily. My colleagues will have microphones ready for you that you may use. So as the Americans say, “It’s your turn now”, the first question.

Audience Question:

Hello and good morning. What you said this morning sounds very positive actually. You said we are supposed to grow together like a family, but family for me means trust and security and for that you have to work. And if you are honest you make that step. Tim Sullivan said that this is the last radical change for us. I hope that we don’t change into another corporation but I also hope that Luenen, Wuppertal and Dortmund will not be closed down. I think its really important that we build trust. And that we develop a future oriented concept together. Maybe a concept that you also sign up to. There was a concept in the past with Huerculler (sp?) and Bucyrus that underlined the concept for training and for trainees, training opportunities and that might be a good signal from your side to really commit to that. Secondly for our side here I would like for the plant investments to be implemented the way they we planned and approved of at the last meeting of the supervisory board. That would be a very important signal for the people working here some of us are also working for the company in the fourth generation. So give us that sign, that would be a sign of a first step towards a trusting relationship. Maybe you can comment on that and of course what is really important is that we enhance out trainee program.

Tim Sullivan:

Let me begin with my comments and I’ll have Steve make a few comments as well. I think that what we’ve been able to accomplish here under the Bucyrus leadership has been very positive. I hope you agree. We’ve created a foundation here of success and I think we’ve been willing to invest in the Luenen operations and in others and to the credit of my colleagues her they want to make sure that that continues very much in the same way that we’ve been able to work together in the last 3 or 4 years. And to that point I have agreed to stay through a transition period not only to the point that I think my colleagues at Caterpillar feel that we’ve made sure that the foundation will remain solid but also that it will be position that we can expand it going forward.

And that we’re all comfortable that we’re on the tight path forward then I will depart and turn it over to these very capable gentlemen. But I want you all to know that they have spent a tremendous amount of money for this company. Almost 9 billion dollars. The last thing they want to do is to have this digress and reverse to something other than what we’ve been able to achieve together over the last several years. So we will work very closely together to make sure that we move it forward in the same vein in the same method, the same strategy that we’ve had here over the last few years. But that’s me speaking I would like to have Steve give his comments as well.

Steve Wunning:

Thank you Tim. You remarks are very well received and I appreciate hearing those. You’re absolutely right. To have a family it’s built upon trust and security. And as it relates to trust, we have to earn that trust between each other. And the way to earn that trust is through integrity and open and honest communications. And I commit to you that we will have that dialog and we will earn that trust over the years. Also I just want to amplify what Tim said. This will be your last family. We have bought a few companies, not very many. But we buy them to keep them for the long term. We are not a company that buys and sells companies, we buy companies and keep them and grow them. And with that philosophy we will train our people, we will invest in our plants. The Luenen plant is incredibly important to us. And We’re going to invest in the plant. Not only in the facilities but also with the people. This is a long term marriage. Now you also talked about security. And security is important to each and every one of us. But in the business world and in the global economy. Security is tied to competitiveness. We have to be able to compete more effectively than our competition in meeting the needs of our customers. Our job security is incredibly high if, if we deliver high quality products, if we’re able to deliver to the times that our customers need them. If we’re able to have a cost that meets the needs of our customers and if we’re responsive. Your security, my security, Caterpillar’s security, and Bucyrus security is tied to global competitiveness. And I tell you what, together we are going to be highly competitive, I’m absolutely convinced. So this is a family and this is going to be a long term relationship. And I’m looking forward to it.

AUDIENCE MEMBER:

We at the onset heardTim Sullivan talked about synergies and synergy effects and everyone present her knows that this may be linked to loss of jobs. Can you explain about that?

Steve Wunning:

The reason that we are combining our two companies is that we see significant synergies. But the synergies that we see are really tied to growth and what we want to do is to take what you’re very good at and combine it with what we’re really good at. As an example, you’re very good at manufacturing and machining of very large structures. There’s a synergy there. We can apply that to a lot of our other plants and learn from you. We’ve got a distribution network that our customers tell us is the best in the world. Regardless of which industry it’s in. What we want to do is to utilize that dealer network along with Bucyrus’ field force and take the strengths of both so that we can sell more products, part and service to our customers. That represents growth. You buy a lot of components, such as engines and hydraulics and electronics. We manufacture those same components, it’s a synergy there. We can use perhaps Caterpillar components at a lower cost than what you have to pay commercially buying it from somebody else. It’s a synergy. These are the types of things that motivated us to combine our companies. It’s all about growth. And what we’re looking at is increasing the capacity so we can build more product. So this is not about cutting jobs. This is about growth.

AUDIENCE MEMBER:

I would like to come back to the three places, Luenen, Wuppertal and Dortmund. I would like to talk about the structure. We don’t want a situation where in the larger organization, that is Caterpillar/Bucyrus, that we get lost. A lot of the structures that we’ve grown here, in three sites with the German management, with co-determination, with the works council, we want to keep up these structures in order to be able to solve problems that might come up and to do so in cooperation.

Tim Sullivan:

I think it’s very interesting that both Steve and Chris have asked me to stay very much involved in this transition because they’re very, they want to be very careful that we don’t undo or change things that are working very effectively. Now, I think it’s up to them to commit to have, you know, the same type of structures that we’ve had before. But clearly, I think they’ve been beneficial, I think they’ve worked. And my recommendation is that we continue those.

Steve Wunning:

I agree with you completely. We cannot and will not manage the business from the United States. Is that it’s incredibly important that local management with the local workers do the things that are necessary to be successful. And we will give you the freedom to do that. And like I mentioned before, before the meeting we started talking about what are the things that we need to do locally to make you more successful. And that is what we’re going to do. So that’s a commitment.

AUDIENCE MEMBER:

Hello, my name is Claudia Thylmann. First of all I’d like to tell you that I think it is great to have 100,000 colleagues more scattered all over the world, although acquisitions such as these always give rise to many questions and maybe also concerns. You mentioned 9 billion dollars as a sales price, this is quite something and you need to gather that sum, this amount of money. I was trained at Demag. I lived through several acquisitions and sales and I gained the experience that we normally have to pay the sales price via reduced wages, via reduction of bonuses, and I would be interested in hearing how you can gather and acquire this 9 billion dollars and how can you guarantee that our wages and salaries and Christmas bonuses will be kept up because we cannot do without that.

Steve Wunning:

Well I agree with you 9 billion dollars is a lot of money. Yeah, you’re right, we did pay full price for Bucyrus. But the reason we did that is because we are so convinced that the mining industry is an industry to invest in. We spent an awful lot of time researching the industry. We’ve been in the industry for 50 years, our own company, mining. We’ve talked to experts, external experts, we’ve talked to internal experts, we’ve talked to customers, we’ve talked to competitors and across the board, these experts tell us that the mining industry is going to be flourishing for the next 20, 30 years, so we are very optimistic. We also know, we know our customers, the mining customers. Your customers. And they like Caterpillar and they like Bucyrus and what they want is stronger companies so they can buy more from larger companies to support them. So this is a great strategic fit with our company, this industry. Now for us to be competitive, the way we’re going to pay for this is through the synergies, and the synergies are going to come from growth because the industry is growing, the number of mining companies is shrinking, and the number of mining equipment OEM’s is shrinking. In 1985, there were 20 companies serving the mining industry with equipment. Today there are 6, and then by next summer when we close there will be 5 major mining OEM companies. So this will be paid for through growth. This will not be paid for through wage reductions and reduction of benefits. Is that what we want is a workforce that’s the best workforce in the world and to have that is that we have to pay highly competitive wages and benefits and give you the training so that you can be absolutely the best and we’re going to do that.

AUDIENCE MEMBER:

Hello my name is Dirk Wagner and my question is the following: Bucyrus and Caterpillar have got different sales philosophies. Bucyrus sells mainly via national companies and Caterpillar via dealers. Do you have any ideas how to do that in the future?

Chris Curfmann:

Well, that’s a very good question, one that we’ve been discussing a great deal with Tim Sullivan and his staff. As you know the Caterpillar dealers are independent business men and women and they sell for us all over the world in almost every country in the world and have over 3,500 locations. We believe there’ll be a combination of the dealer model and the direct business model currently seen today with Bucyrus. There will probably be a hybrid model between both that we have yet to completely determine. The very very large products, the long wall, the draglines, the hydraulic, the electric shovel, draglines, may continue in the direct model with maybe more emphasis on a product support role for the dealers who have locations virtually in every remote part of this world. We see this as a very good combination together, yet we have not determined 100% yet the exact model but we will be doing that over the next 6 months.

AUDIENCE MEMBER:

Guten Tag. Thank you to Tim Sullivan personally for having done quite some good works to my mind, in particular during the economic crisis in 2008. I heard that during the economic crisis Caterpillar had to lay off 10-20,000 people, I’m not sure. So what will happen to us in case we should have a new economic crisis? Will there be similar layoffs or redundancies?

Tim Sullivan:

Well first of all, thank you for the compliment. The good news about being in the mining business today vs. a broader machinery base that Caterpillar has is we were not in a position where we had to make dramatic changes. We basically went to our customers, continued to work with them through that bad difficulty and the market correction and as you know we kept employment levels across our company worldwide, and we actually grew sales and grew profits when everyone else had to layoff and reduce their workforce. I’d like to take full credit for that personally, but I can’t. That was a direct result of a very strong market that we’re in and that’s the mining market. And the good news for us here at Luenen is that we see that the mining market and the strength of the mining market will continue to remain strong for several years to come. And even if we do have a market correction like happened in 2008, I hope that we’ll be able to fight through it the same way that we did in 2008 and 2009. I feel confident that by working with Chris and Steve and explain to them how we managed through that market correction that they’ll understand how we did it so that if it does repeat itself again in the future, that they’ll be able to do the same things that we did to make sure that we don’t have to reduce our force, that we continue to sell product, and we continue to move through difficult times.

Steve Wunning:

You’re absolutely right that 2009 was an incredibly difficult year for Caterpillar. We, our sales dropped 34% in one year. It was the deepest recession since the Great Depression. I’ve been at Caterpillar for 37 years and I never had a more difficult period in my entire career. And we had to layoff people. These were neighbors, they were friends, they were colleagues. But we absolutely had no choice because when the bottom dropped, we didn’t know where it would end. And we had to preserve the viability of the company which we did so that we can continue to grow and rebound and we are. Now the thing with Bucyrus that we like is that a large portion of your business is not just the machinery business but it’s the service parts, and when our sales dropped 34%, Bucyrus sales last year dropped 4%, so they were able to ride the recession because of the service parts, because of the long contracts that they had with their customers, and from the last recession, Bucyrus’ stability was much better than Caterpillar’s. We’ll manage our company locally like we talked about. And we don’t see the future to be as bleak as what happened in 2009. But you just never know about the global economy. We’ve been around a long time, and we have grown as a company. We have grown and from 2002 and from 20 billion to 2008 to 50 billion dollars in sales. In 2009, it dropped to about 34 billion in sales and this year we’re rebounding back to over 40 billion dollars in sales. The last thing that we do is to layoff people because we know how disruptive it is. And last year it was a very difficult period for all of us and we’re looking for companies like Bucyrus to give us more stability in our growth and in our business.

Guido Schawohl:

Any other questions? A short one, a short question from me personally but I’m sure everyone else is also interested to hear the answer. What is going to be our name in the future? Will we all have Caterpillar as a brand name? Will we keep Bucyrus or will we even go back to DBT which is the old brand name? Thank you.

Chris Curfman:

Great question. An issue we’ve been talking about quite a bit. All great names, all three of those. We’re considering many options. We think that on the machinery like hydraulic excavators, drills, high wall, the things that will have diesel and electric hydraulic engines will go through our dealers, will most likely be Caterpillar. In terms of the long wall, room and pillar, and the big draglines, and the rope shovels, we’re still considering which options we want to take. The names are so strong with Bucyrus, DBT is a very strong name as well in long wall, no final decision has been made yet, but we do believe anything going through the dealers will be Caterpillar.

Tim Sullivan:

I can say that I’ve always been envious of Caterpillar’s product line and I can’t wait so I can start wearing Caterpillar work boots with pride.

Guido Schawohl:

There is time left for one or two questions.

AUDIENCE MEMBER:

I would like to go back to one question, the economic crisis, redundancies, we have an agreement with 300 hours for the working time accounts give or take, please would you prolong that future agreement that we have?

Steve Wunning:

His question was are we going to maintain the terms of the current contract agreement, and the answer to that is absolutely and that when this contract is over we want to work with you to further that agreement so we will be working very closely with you when that time comes. But the contract is, no change to that contract.

Tim Sullivan:

I think we’re out of time, but I want to close with a few comments. This transaction will probably not close for 6 to 9 months. Which means that in the meantime, it’s business as usual. And one of the things that we’re challenged with right now is to make sure that we meet our fiscal plan for 2010. And we’ve got six weeks left to ship whatever we possibly can ship to make sure that we hit that plan. So I would ask that everyone use your best efforts to make sure that you do everything you can to make sure that we hit our plan. You know, we’ve been around a long time and this is, this would be the first year that I would personally miss our financial plan and it’s going to be very difficult for us to achieve that plan so I’m asking for everyone’s very very best efforts. The other thing I want to leave you with is we would not have made this decision if I thought it was going to be disruptive to all the groundwork that we’ve laid here at Luenen. And I think you’ve heard from these gentlemen today that they don’t want to create a great deal of change. What they want to do is to make sure that we can take what we do today, whatever labor contracts we have, whatever supervisory board relationships we have, whatever product approach we have, and maintain that. Their approach is not to make major change to things that are successful. There’s a saying that you don’t fix what’s not broken and we are far from being broken in what we do here at Luenen. Just the opposite, we are incredibly successful here and I can tell you, they understand that very well, and they want to continue that as we move forward. I want to personally say, I am very very proud of what you do here at Luenen. You are the world’s best at what we do. We are number 1 in long wall technology, we are number 1 in long wall product offering, and we’re going to be number 1 in some of our new hard rock applications as we get those through test. So please relax about this situation, it’s nothing but good. I think it will all be good for you, for your families, and for the longevity of Luenen and please, stay focused on your job at hand to make sure that we can get through this fiscal year very successfully. We want to make sure that we demonstrate to our new owners that we’re as good as I’ve told them that we are. And we are very, very good. Ok? Thank you all for all your support, all your hard work, we’re very proud of you. Thank you.

BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

Additional Information Relating to Bucyrus and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Bucyrus by Caterpillar. In connection with the proposed merger, Bucyrus intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which will be mailed to stockholders of Bucyrus.

Bucyrus stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement (when available), as well as other filed documents, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Bucyrus’s filings may be obtained by directing a request to Bucyrus’s Investor Relations by telephone to (414)768-4000, in writing to Bucyrus, Attention: Investor Relations, 1100 Milwaukee Avenue, South Milwaukee, WI 53172, by email to amalingowski@bucyrus.com or at Bucyrus’s website (http://www.bucyrus.com).

Bucyrus and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of Bucyrus with respect to the proposed transaction. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding Bucyrus’s directors and executive officers is also available in Bucyrus’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 12, 2010. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Bucyrus.

Caution Concerning Forward-Looking Statements Relating to Bucyrus

Statements in this communication that relate to Bucyrus’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the effect of the announcement of the transaction on Bucyrus’s business relationships, operating results and business generally; (5) the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business concerns; (8) general competitive, economic, political and market conditions and fluctuations; (9) actions taken or conditions imposed by the governmental or regulatory authorities; (10) adverse outcomes of pending or threatened litigation or government investigations; (11) the impact of competition in the industries and in the specific markets in which Bucyrus operates; and (12) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement to be mailed to Bucyrus’s stockholders Bucyrus’s filings with the SEC that are available on the SEC’s web site located at http://www.sec.gov, including the section entitled “Risk Factors” in Bucyrus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Readers are strongly urged to read the full cautionary statements contained in those materials. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.